UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 5, 2015

COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)

1200 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 5, 2015, Comstock Mining Inc. (the “Company”) and its wholly-owned subsidiary, Comstock Mining LLC (the “Subsidiary”) reached an agreement to draw on a restated $5 million credit facility (the “Credit Facility”) with Auramet International, LLC (“Auramet”), pursuant to which the Company may borrow up to $5 million. The economic terms and collateral for the Credit Facility are substantially the same as the Company’s credit facility entered into with Auramet on February 11, 2014 and described in the Company’s Current Report on Form 8-K filed on February 14, 2014 , which is incorporated herein by reference.  The proceeds from the Credit Facility will primarily be used for an accelerated construction schedule for rerouting State Route 342, located in the Company’s Lucerne Resource Area, the first phase of which is scheduled for completion in early June 2015, and the second phase before 2015 year end.

The Credit Facility will be repaid through 25 semimonthly cash payments of $200,000 beginning April 30, 2015, and ending April 30, 2016, with total principal and interest obligations not exceeding $5 million. Borrowings under the Credit Facility bear interest at 9.5% per annum payable in advance upon funding.

The foregoing description of the loan documents does not purport to be complete and is qualified in its entirety by reference to the text of such documents, which will be filed with the SEC with the Company’s first quarter 10-Q.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Form 8-K relating to the Loan Documents is incorporated into this Item 2.03.

Item 8.01. Other Events.

On Thursday, March 5, 2015, the Company announced that a bypass for State Route 342 (“SR 342”) should be able to reopen by June 6, 2015.  The Company has  collaborated with the Storey County Board of Commissioners and the Nevada Department of Transportation to make this possible after SR 342’s closure on February 8, 2015.  The press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits.

Exhibit Number	Description
99.1	Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.
Date: March 5, 2015	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: President, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release